EXHIBIT 10.2

CONVERTIBLE PROMISSORY NOTE

Effective Date: May 20, 2025

Principal Amount: US $500,000.00

FOR VALUE RECEIVED, CyberSyn Holdings LLC, a Nevada limited liability company (the "Company"), promises to pay to the order of NFiniTi 2 Inc., a Nevada corporation, or its registered assigns (the "Holder"), the principal sum of Five Hundred Thousand Dollars ($500,000.00), together with interest thereon and other amounts payable hereunder, subject to an Original Issue Discount of fifty percent (50%), resulting in a funding amount of Two Hundred Fifty Thousand Dollars ($500,000.00), in accordance with the terms set forth herein. This Convertible Promissory Note (this "Note") is issued and made effective as of May 20, 2025 (the "Effective Date").

1.	Definitions

1.1.	Defined Terms. As used in this Note, the following terms shall have the following meanings specified or indicated (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

"Bankruptcy Event" means any of the following events: (a) the Company commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Company; (b) there is commenced against the Company any such case or proceeding that is not dismissed within sixty (60) days after commencement; (c) the Company is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (d) the Company suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within sixty (60) days after such appointment; (e) the Company makes a general assignment for the benefit of creditors; or (f) the Company calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts.

"Business Day" means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of Nevada are authorized or required by law or other governmental action to close.

"Common Stock" means the common stock of the Company, par value $0.0001 per share.

"Conversion" means the conversion of this Note into shares of Common Stock pursuant to Section 4.

"Conversion Date" means the date on which a Conversion is effected.

"Conversion Price" means seventy-five percent (75%) of the lowest average daily trading price of the Common Stock over the previous thirty (30) trading days prior to the Conversion Date.

"Event of Default" has the meaning set forth in Section 6.

"Funding Amount" means Two Hundred Fifty Thousand Dollars ($250,000.00), which is the actual cash amount provided to the Company after application of the Original Issue Discount.

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"Maturity Date" means the date that is twelve (12) months from the Effective Date.

"Original Issue Discount" or "OID" means fifty percent (50%), which is applied to the Principal Amount to determine the Funding Amount.

"Principal Amount" means Five Hundred Thousand Dollars ($500,000.00).

"Principal Market" means the OTC Pink Market operated by OTC Markets Group Inc. or any successor or other principal market on which the Common Stock is traded.

"Trading Day" means any day on which the Principal Market is open for trading.

2.	Payment Terms

2.1.	Principal and Interest. Principal and Interest. The Company shall pay interest on the Principal Amount at the rate of fifteen percent (15%) per annum from the Effective Date until the same becomes due and payable, whether at maturity or upon acceleration or otherwise. Interest shall be computed on the basis of a 365-day year and the actual number of days elapsed. If any interest is determined to be in excess of the then legal maximum rate, such interest shall be computed at the maximum rate permitted by law, and the excess shall be accumulated and applied to the Principal Amount. The entire Principal Amount, together with all accrued and unpaid interest, shall be due and payable on the Maturity Date.

2.2.	Prepayment. The Company may prepay the principal amount of this Note, in whole or in part, at any time with ten (10) days' prior written notice to the Holder, subject to the Holder's conversion rights during the notice period. Prepayment shall include a premium as follows:

- 115% if prepaid within 90 days of issuance

- 120% if prepaid between 91 and 180 days of issuance

- 125% if prepaid after 180 days of issuance

2.3.

Method of Payment. All payments hereunder shall be made in lawful money of the United States of America by wire transfer of immediately available funds to such account as the Holder may from time to time designate by written notice to the Company. Whenever any amount expressed to be due by the terms of this Note is due on any day that is not a Business Day, the same shall be due on the next succeeding Business Day.

3.	Registration of Transfers and Exchanges

3.1.	Different Denominations. This Note is exchangeable for an equal aggregate principal amount of Notes of different authorized denominations, as requested by the Holder surrendering the same. No service charge will be payable for such registration of transfer or exchange.

3.2.	Reliance on Note Register. Prior to due presentment for transfer to the Company of this Note, the Company and any agent of the Company may treat the Person in whose name this Note is duly registered as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Note is overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

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4.	Conversion Rights.

4.1.	Conversion Right. The Holder shall have the right at any time after the Effective Date to convert all or any part of the outstanding and unpaid Principal Amount and accrued and unpaid interest of this Note into fully paid and non-assessable shares of Common Stock, as such Common Stock exists on the Effective Date, or any shares of capital stock or other securities of the Company into which such Common Stock shall hereafter be changed or reclassified at the Conversion Price.

4.2.	Conversion Price. The conversion price (the "Conversion Price") at which shares of Common Stock shall be deliverable upon conversion of this Note shall be equal to seventy-five percent (75%) of the lowest average daily trading price of the Common Stock over the previous thirty (30) trading days prior to the Conversion Date. If the Conversion Price cannot be calculated due to absence of trading, then it shall be determined by the Board of Directors of the Company in good faith.

4.3.	Mechanics of Conversion.

4.3.1.	Conversion Shares Issuable Upon Conversion. The number of shares of Common Stock issuable upon a conversion hereunder shall be determined by the quotient obtained by dividing (x) the sum of (i) the outstanding Principal Amount of this Note to be converted plus (ii) any accrued and unpaid interest being converted by (y) the Conversion Price.

4.3.2.	No Fractional Shares Upon Conversion. No fractional shares shall be issued upon the conversion of this Note. If any fractional share would otherwise be issuable upon conversion of this Note, the Company shall pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price.

4.3.3.	Delivery of Certificate Upon Conversion. Not later than two (2) Trading Days after each Conversion Date, the Company shall deliver, or cause to be delivered, to the Holder a certificate or certificates representing the Conversion Shares. The Company shall use its best efforts to deliver any certificate or certificates required to be delivered hereunder electronically through the Depository Trust Company or another established clearing corporation performing similar functions.

4.4.	Conversion Limitations. The Company shall not effect any conversion of this Note, and a Holder shall not have the right to convert any portion of this Note, to the extent that after giving effect to the conversion set forth on the applicable Conversion Notice, the Holder (together with the Holder's Affiliates, and any Persons acting as a group together with the Holder or any of the Holder's Affiliates) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates shall include the number of shares of Common Stock issuable upon conversion of this Note with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted principal amount of this Note beneficially owned by the Holder or any of its Affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates. For purposes of this 4.4, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. The "Beneficial Ownership Limitation" shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of this Note. The Holder, upon not less than 61 days' prior notice to the Company, may increase or decrease the Beneficial Ownership Limitation, provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of this Note held by the Holder and the provisions of this 4.4 shall continue to apply. Any such increase or decrease will not be effective until the 61st day after such notice is delivered to the Company.

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4.5.	Adjustment for Stock Splits, Dividends, Recapitalizations. The Conversion Price shall be subject to adjustment from time to time as follows:

4.5.1.	Stock Splits and Combinations. If the Company, at any time while this Note is outstanding: (i) subdivides outstanding shares of Common Stock into a larger number of shares, (ii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iii) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Company, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Company) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

4.5.2.	Subsequent Equity Sales. If, at any time while this Note is outstanding, the Company or any subsidiary, as applicable, sells or grants any option to purchase or sells or grants any right to reprice, or otherwise disposes of or issues (or announces any sale, grant or any option to purchase or other disposition), any Common Stock or Common Stock Equivalents entitling any Person to acquire shares of Common Stock at an effective price per share that is lower than the then Conversion Price (such lower price, the "Base Conversion Price" and such issuances, collectively, a "Dilutive Issuance"), then the Conversion Price shall be reduced to equal the Base Conversion Price.

4.6.	Registration Rights. The Company shall file an S-1 Registration Statement with the SEC covering all shares issuable upon conversion of the Note within 30 days of the closing and shall use its best efforts to have such Registration Statement declared effective within 90 days of filing.

5.	Covenants

5.1.

Corporate Existence. So long as this Note remains outstanding, the Company shall maintain its corporate existence and shall not sell all or substantially all of the Company's assets, except in the event of a merger or consolidation or sale of all or substantially all of the Company's assets, where the surviving or successor entity in such transaction assumes the Company's obligations under this Note.

5.2.

SEC Reports. The Company shall timely file all reports required to be filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended, and the Company shall not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would no longer require or otherwise permit such termination.

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5.3.

Use of Proceeds. The Company shall use the proceeds from the issuance of this Note for working capital, general corporate purposes, and potential acquisitions, as determined by the Company's Board of Directors.

5.4.

Shell Company Status. The Company acknowledges that it is currently a "shell company" as defined in Rule 12b-2 under the Exchange Act. The Company shall disclose its status as a shell company in its periodic reports filed with the SEC until such time as it is no longer deemed a shell company.

5.5.

Right of First Refusal. For a period of 12 months from the Effective Date, the Holder shall have a right of first refusal to purchase any debt or equity securities offered by the Company on the same terms as offered to other investors.

5.6.

Most Favored Nation. If the Company issues any security with terms more favorable than those of this Note while this Note is outstanding, the Company shall notify the Holder and, at the Holder's option, the Company shall amend this Note to include such more favorable terms.

6.	Events of Default

6.1.	6.1 Events of Default. The occurrence of any of the following shall constitute an "Event of Default":

6.1.1.	Failure to Pay Principal or Interest. The Company fails to pay the principal hereof or interest thereon when due on this Note, whether at maturity, upon acceleration or otherwise;

6.1.2.	Breach of Covenants. The Company fails to observe or perform any covenant, obligation, condition or agreement contained in this Note and such failure continues for thirty (30) days after written notice to the Company;

6.1.3.	Breach of Representations and Warranties. Any representation, warranty, certificate, or other statement made or furnished by or on behalf of the Company to the Holder herein, or in any instrument furnished in compliance with or in reference to this Note, is false, incorrect, incomplete or misleading in any material respect when made or furnished;

6.1.4.	Bankruptcy. The Company commences any proceeding under any Bankruptcy Law; or a receiver, trustee, assignee, liquidator or similar official is appointed for the Company or for all or substantially all of its assets; or the Company makes a general assignment for the benefit of creditors;

6.1.5.	Delisting. The Common Stock is no longer eligible for quotation on the Principal Market, or trading of the Common Stock is suspended for more than 10 consecutive trading days on the Principal Market;

6.1.6.	Failure to Maintain Reporting Status. The Company fails to maintain its status as a reporting issuer under Section 13 or 15(d) of the Exchange Act;

6.1.7.	Cross Default. The Company is in default under any other material agreement, indenture or instrument to which the Company is a party.

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6.2.

Remedies Upon Event of Default. If any Event of Default occurs, the outstanding principal amount of this Note, plus accrued but unpaid interest and other amounts owing in respect thereof through the date of acceleration, shall become, at the Holder's election, immediately due and payable in cash. Upon the occurrence of an Event of Default, the interest rate on this Note shall be increased to eighteen percent (18%) per annum from the date of the Event of Default until this Note is paid in full. In connection with such acceleration described herein, the Holder need not provide, and the Company hereby waives, any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such acceleration may be rescinded and annulled by the Holder at any time prior to payment hereunder and the Holder shall have all rights as a holder of the Note until such time, if any, as the Holder receives full payment pursuant to this 6.2. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

7.	Miscellaneous

7.1.

Notices. Any and all notices or other communications or deliveries to be provided by the Holder hereunder, including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile, by email, or sent by a nationally recognized overnight courier service, addressed to the Company at:

CyberSyn Holdings LLC

Address:

Email: jorgeguini@gmail.com

Attention: Jorge Guinovart

with a copy (not constituting notice) to:

Counsel:

Address

Email:

Attention:

Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile, by email, or sent by a nationally recognized overnight courier service addressed to the Holder at:

NFiniTi 2 Inc.

880 – 50 West Liberty St., Reno, NV, 89501

Email: bjohnston@artisanbeverages.co

Attention: Brian Johnston, CEO

with a copy (not constituting notice) to:

Law Offices of Thomas E. Puzzo, PLLC

3823 44th Ave. NE, Seattle, WA, 98105

Email: tpuzzo@puzzolaw.com

Attention: Thomas Puzzo

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7.2.

Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Nevada, without giving effect to conflicts of laws thereof. Each party submits to the jurisdiction of the state and federal courts of Nevada sitting in Las Vegas, Nevada in connection with any dispute arising under this Note, and each party irrevocably waives, to the fullest extent permitted by law, any objection that it may have to the laying of the venue of any such suit, action or proceeding brought in such court and any claim that any such suit, action or proceeding brought in such court has been brought in an inconvenient forum.

7.3.

Waiver. Any waiver by the Company or the Holder of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note. The failure of the Company or the Holder to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Note on any other occasion.

7.4.

Severability. If any provision of this Note is invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.

7.5.

Usury. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the principal of or interest on this Note as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Note, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such power as though no such law has been enacted.

7.6.	Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

7.7.	Headings. The headings contained herein are for convenience only, do not constitute a part of this Note and shall not be deemed to limit or affect any of the provisions hereof.

7.8.

Amendment. This Note may be amended, supplemented, or otherwise modified only by a written instrument executed by the Company and the Holder. No provision of this Note may be waived except in a written instrument executed by the party against whom enforcement of such waiver is sought.

7.9.

Assignment. This Note shall be binding upon the Company and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns. The Company may not assign or transfer this Note or any of its rights hereunder without the prior written consent of the Holder. The Holder may assign or transfer this Note or any of its rights hereunder without the consent of the Company, subject to applicable securities laws.

7.10.	Security. This Note is unsecured.

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7.11.	Transferability. This Note shall be freely transferable by the Holder, subject to applicable securities laws.

7.12.	Legal Fees and Expenses. The Company shall be responsible for all legal fees and expenses related to the preparation of this Note and the related agreements and registration statements.

7.13.	Shell Company Acknowledgment. The Company acknowledges that it is currently a "shell company" as defined in Rule 12b-2 under the Exchange Act. The Company further acknowledges that:

(a) Rule 144 under the Securities Act is not available for the resale of securities initially issued by a shell company or an issuer that has been at any time previously a shell company unless certain conditions are met; and

(b) The Company will be required to disclose in its periodic reports filed with the SEC that it is a shell company until such time as it is no longer deemed a shell company.

The Company agrees to take all actions necessary to comply with applicable securities laws, including filing all required reports and disclosures related to its status as a shell company.

{Signature Page Follows}

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective officers thereunto duly authorized as of the Execution Date.

CYBERSYN HOLDINGS LLC

By: ________________________________________

Name: _____________________________________

Title: ______________________________________

ACKNOWLEDGED AND ACCEPTED:

NFINITI 2 INC.

By: ______________________________________

Name: ____________________________________

Title: _____________________________________

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